MasterBrand Reports Second Quarter 2026 Financial Results

•Closed transformative all-stock merger with American Woodmark during the quarter and raised long-term annual run-rate cost synergy target to over $100 million
•Net sales were $815.2 million, including a $125.5 million contribution from American Woodmark
•Net loss was $(57.6) million and net loss margin was (7.1)%
•Adjusted EBITDA1 was $62.5 million, representing an adjusted EBITDA margin1 of 7.7%
•Diluted (loss) earnings per share were $(0.38), compared to $0.29 in the prior year period, adjusted diluted earnings per share1 were $0.05, compared to $0.40 in the prior year period
•Company introduces second-half 2026 financial outlook, which includes $15 million of synergy realization from the $30 million in annualized synergies executed to date

BEACHWOOD, Ohio.--(BUSINESS WIRE)--August 4, 2026-- MasterBrand, Inc. (NYSE: MBC, the “Company,” or “MasterBrand”), the largest residential cabinet manufacturer in North America, today announced second quarter 2026 financial results.

“The second quarter marked an important milestone for MasterBrand. We completed our merger with American Woodmark, establishing the most comprehensive portfolio of trusted cabinetry brands in North America, while our legacy business delivered results largely in line with our outlook despite continued softness in demand,” said Dave Banyard, President and Chief Executive Officer. “With integration ahead of schedule, we remain confident that this combination positions MasterBrand to streamline our cost structure, unlock greater earnings power, and drive growth as our markets recover.”

Second Quarter 2026

Results for the second quarter include American Woodmark from the May 28, 2026 close date. Prior year comparisons reflect legacy MasterBrand only.

Net sales were $815.2 million, including a $125.5 million contribution from American Woodmark. Legacy MasterBrand net sales were $689.7 million, a decrease of 5.6% compared to the second quarter of 2025, reflecting a mid- to high-single-digit market decline, as expected, slightly offset by favorable net average selling price (“ASP”) due to the flow through of tariff pricing.

Gross profit was $205.5 million, with a contribution of $16.7 million from American Woodmark. Gross profit margin was 25.2%. Legacy MasterBrand gross profit was $188.8 million, compared to $239.7 million in the prior year period. Legacy gross profit margin decreased 540 basis points to 27.4%, compared to 32.8% in the second quarter of 2025, driven by lower volume and the related unfavorable fixed cost leverage, unfavorable product mix, and material, labor, and freight inflation, partially offset by our continuous improvement efforts and favorable ASP from tariff pricing flow-through.

Net (loss) income was $(57.6) million, with a contribution of $(28.9) million from American Woodmark and net (loss) income margin was (7.1)%. Legacy net (loss) income was $(28.7) million compared to $37.3 million in the second quarter of 2025 and net (loss) income margin was (4.2)%, compared to net income margin of 5.1% in the prior year, driven by lower gross profit and higher SG&A expenses, primarily due to merger-related costs, and a higher tax expense due to non-deductible expenses and jurisdictional differences, partially offset by the initial benefits of cost actions taken in the quarter.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Adjusted EBITDA1 was $62.5 million, including a $4.3 million contribution from American Woodmark. Adjusted EBITDA margin1 was 7.7%. Legacy MasterBrand adjusted EBITDA1 was $58.2 million compared to $105.4 million in the prior year period, and adjusted EBITDA margin1 was 8.4%, down 600 basis points due to market driven volume declines and the related unfavorable fixed cost leverage, unfavorable product mix, and material, labor, and freight inflation, partially offset by the flow through of tariff mitigation, our continuous improvement efforts and previously announced cost actions.

Diluted (loss) earnings per share were $(0.38) based on 153.6 million weighted average shares outstanding compared to $0.29 in the second quarter of 2025 based on 129.1 million weighted average shares outstanding. Adjusted diluted earnings per share1 was $0.05 based on 153.6 million weighted average shares outstanding compared to $0.40 in the second quarter of 2025 based on 129.1 million weighted average shares outstanding.

American Woodmark Integration and Synergies
On May 28, 2026, MasterBrand completed its merger with American Woodmark, creating the most comprehensive portfolio of trusted cabinetry brands in North America. Integration of American Woodmark is underway, with approximately $30 million of annual synergy actions completed as of the end of July. The Company now expects over $100 million in annual run-rate cost synergies by the end of year three post-close, exceeding its original synergy target. This target excludes the previously announced $30 million legacy MasterBrand cost reduction initiative and American Woodmark's closure of its Monterrey, Mexico facility, both of which are incremental.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Balance Sheet, Cash Flow and Capital Allocation
As of June 28, 2026, the Company had $241.6 million in cash and $393.9 million of availability under its revolving credit facility. Additionally, total debt was $1,390.3 million, net debt1 was $1,148.7 million and the ratio of net debt to adjusted EBITDA1 from the most recent trailing twelve months, inclusive of American Woodmark’s most recent trailing twelve-months adjusted EBITDA1, was 3.9x. The Company's credit agreement permits the inclusion of trailing twelve-month adjusted EBITDA for American Woodmark and stock-based compensation, among other permitted adjustments, for covenant compliance purposes. The Company remained in full compliance with all applicable financial covenants related to its outstanding debt as of the end of the second quarter.

Net cash provided by operating activities was $5.8 million for the twenty-six weeks ended June 28, 2026, compared to $53.4 million for the twenty-six weeks ended June 29, 2025. Free cash flow1 was $(17.6) million for the twenty-six weeks ended June 28, 2026, compared to $25.5 million in the prior-year period. The decrease in net cash provided by operating activities and free cash flow were driven by a decrease in net income in the twenty-six weeks ended June 28, 2026 compared to the twenty-six weeks ended June 29, 2025.

No share repurchases were made during the second quarter of 2026. The Company intends to prioritize integration investments and debt reduction and is currently targeting net leverage below 2.0x by the end of 2028.

Second-Half 2026 Financial Outlook
For the second half of 2026, the Company expects the following:

•Net sales of $2.05 to $2.11 billion
•Adjusted EBITDA1,2 in the range of $129 to $149 million, with related adjusted EBITDA margin1,2 in the range of 6.3% to 7.1%
•Adjusted diluted earnings per share1,2 in the range of $(0.05) to $0.03
◦Reflects interest expense of approximately $50 million, reflecting the newly arranged $375 million delayed-draw Term Loan A used to retire American Woodmark's debt at close

This outlook reflects the combined company, with American Woodmark included for the full second half, and includes approximately $15 million of synergy capture and approximately $11 million of IEEPA duty refunds received and expected to be received over the period.

For full year 2026, MasterBrand is reiterating its expectation that its addressable market will be down mid-single digits. The Company now expects the following:

•Gross tariff costs of approximately 5-6% of full-year 2026 net sales; expected to be fully offset on a dollar-for-dollar run-rate basis by end of year
•The Company continues to expect free cash flow¹ for full-year 2026 to be in excess of net income

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.
2 - We have not provided a reconciliation of our second half of 2026 adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and which may be excluded from adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions used for historical non-GAAP measures.

This financial outlook only reflects the impact of those tariffs in effect as of the date of this release and does not reflect any other potential tariffs or tariff-related impacts on company costs or end market demand. The Company believes the dynamic nature of tariffs, specifically the uncertainty of implementation, potential timing and duration, limits the usefulness of estimating this information. MasterBrand undertakes no obligation to update this outlook as circumstances evolve. This outlook reflects the combined company including American Woodmark.

"Our teams continued to execute cost actions and tariff mitigation efforts while accomplishing early synergy realization from the combination," said Andi Simon, Executive Vice President and Chief Financial Officer. "With the merger complete and integration planning continuing and converting to execution, we are introducing second-half 2026 outlook for the combined company. Our priorities from here are clear: disciplined execution on costs and synergies, and steady progress on the balance sheet."

Conference Call Details
The Company will hold a live conference call and webcast at 4:30 p.m. ET today, August 4, 2026, to discuss the financial results and business outlook. Telephone access to the live call will be available at (877) 407-4019 (U.S.) or by dialing +1 (201) 689-8337 (international). The live audio webcast can be accessed on the “Investors” section of the MasterBrand website www.masterbrand.com.

A telephone replay will be available approximately one hour following completion of the call through August 18, 2026. To access the replay, please dial (877) 660-6853 (U.S.) or +1 (201) 612-7415 (international). The replay passcode is 13761068. An archived webcast of the conference call will also be available on the "Investors" page of the Company's website.

Non-GAAP Financial Measures
To supplement the financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”) in this earnings release, certain non-GAAP financial measures as defined under SEC rules have been included. It is our intent to provide non-GAAP financial information to enhance understanding of our financial information as prepared in accordance with GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with GAAP. Our methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.

We use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin, adjusted diluted earnings per share (“adjusted diluted EPS”), free cash flow, net debt, and net debt to adjusted EBITDA, which are all non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We evaluate the performance of our business based on income before income taxes, but also look to EBITDA as a performance evaluation measure because interest expense is related to corporate functions, as opposed to operations. For that reason, we believe EBITDA is a useful metric to investors in evaluating our operating results. Adjusted EBITDA is calculated by removing the impact of non-operational results and special items from EBITDA. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales. Adjusted net income is calculated by removing the impact of non-operational results, including non-cash amortization expense, which is not deemed to be indicative of the results of current or future operations, and special items from net income. Adjusted net income margin is calculated as adjusted net income divided by net sales. Adjusted diluted EPS is a measure of our diluted earnings per share excluding non-operational results and special items. We believe these non-GAAP measures are useful to investors as they are representative of our core operations and are used in the management of our business, including decisions concerning the allocation of resources and assessment of performance.

Free cash flow is defined as cash flow from operations less capital expenditures. We believe that free cash flow is a useful measure to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of our business strategy, and is used in the management of our business, including decisions concerning the allocation of resources and assessment of performance. Net debt is defined as total balance sheet debt less cash and cash equivalents. We believe this measure is useful to investors as it provides a measure to compare debt less cash and cash equivalents across periods on a consistent basis. Net debt to adjusted EBITDA is calculated by dividing net debt by the trailing twelve months adjusted EBITDA. For periods impacted by an acquisition, trailing twelve months adjusted EBITDA includes the full trailing twelve months adjusted EBITDA of the acquired entity. Net debt to adjusted EBITDA is used by management to assess our financial leverage and ability to service our debt obligations.

As required by SEC rules, detailed reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure are included in the financial statement section of this earnings release. We have not provided a reconciliation of our fiscal 2026 second half adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, including restructuring and other charges, which are excluded from adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions used for historical non-GAAP measures.

About MasterBrand:
MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. Delivered through our exceptional distribution network, MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. Additional information can be found at www.masterbrand.com.

Forward-Looking Statements:
Certain statements contained in this Press Release, other than purely historical information, including, but not limited to estimates, projections, statements relating to our business plans, objectives and expected operating results, financial outlook and cost synergies, and the assumptions upon which those statements are based, are forward-looking statements. Statements preceded by, followed by or that otherwise include the word “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “priorities,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. These factors include those listed under “Risk Factors” in Part I, Item 1A of our Form 10-K for the fiscal year ended December 28, 2025, Part II, Item 1A of our subsequent Forms 10-Q and other filings with the SEC.

The forward-looking statements included in this document are made as of the date of this Press Release and, except pursuant to any obligations to disclose material information under the federal securities laws, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this Press Release.

Some of the important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements include:

•Our ability to develop and expand our business;
•Our ability to develop new products or respond to changing consumer preferences and purchasing practices;
•Our anticipated financial resources and capital spending;
•Our ability to manage costs;
•Our ability to effectively manage manufacturing operations and capacity, or an inability to maintain the quality of our products;
•The impact of our dependence on third parties to source raw materials and our ability to obtain raw materials in a timely manner or fluctuations in raw material costs;
•Our ability to accurately price our products;
•Our projections of future performance, including future revenues, capital expenditures, gross margins, and cash flows;
•The effects of competition;
•Costs of complying with evolving tax and other regulatory requirements and the effect of actual or alleged violations of tax, environmental or other laws;
•The effect of climate change and unpredictable seasonal and weather factors;
•Conditions in the housing market in the United States, Canada and Mexico;
•The expected strength of our existing customers and consumers and any loss or reduction in business from one or more of our key customers or increased buying power of large customers;
•Information systems interruptions or intrusions or the unauthorized release of confidential information concerning customers, employees, or other third parties;
•Worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis, including risks associated with uncertain trade environments, changes to U.S. tariff policy and retaliatory tariffs imposed by other countries;
•The effects of a public health crisis or other unexpected event;
•Our ability to successfully integrate American Woodmark’s operations, systems, personnel, and business processes and realize anticipated synergies, cost savings, and other strategic benefits within expected timeframes or at all;
•The impact of our current and any additional future debt obligations on our business, current and future operations, profitability and our ability to meet other obligations;
•Business disruption, operational inefficiencies or increased costs resulting from integration activities following the acquisition of American Woodmark;
•The diversion of management attention and resources from ongoing business operations as a result of integration activities and strategic initiatives associated with the acquisition of American Woodmark
•Our ability to maintain relationships with customers, suppliers, associates and other business partners following the acquisition of American Woodmark;
•Our ability to successfully integrate, migrate, or harmonize information technology systems, cybersecurity controls, financial reporting systems and other business processes across the combined company;
•Unexpected integration costs, operational challenges, disruptions or liabilities associated with the acquisition of American Woodmark;

•Our ability to retain key employees and leadership personnel and effectively integrate workforces and corporate cultures;
•Our ability to optimize manufacturing operations, distribution networks and supply chain activities while minimizing disruption to customers and operations; and
•Other statements contained in this Press Release regarding items that are not historical facts or that involve predictions.

Investor Relations
Investorrelations@masterbrand.com

Media Contact
Media@masterbrand.com

Source: MasterBrand, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(U.S. Dollars presented in millions, except per share amounts)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
NET SALES	$815.2	$730.9	$1,433.2	$1,391.2
Cost of products sold	609.7	491.2	1,071.1	949.3
GROSS PROFIT	205.5	239.7	362.1	441.9
Gross Profit Margin	25.2%	32.8%	25.3%	31.8%
Selling, general and administrative expenses	216.7	159.4	372.6	313.4
Amortization of intangible assets	7.4	6.4	13.8	12.8
Restructuring charges	9.2	6.6	22.0	11.3
OPERATING (LOSS) INCOME	(27.8)	67.3	(46.3)	104.4
Interest expense	20.8	18.9	39.2	38.3
Other income, net	(0.1)	(0.6)	(0.9)	(0.2)
(LOSS) INCOME BEFORE TAXES	(48.5)	49.0	(84.6)	66.3
Income tax expense (benefit)	9.1	11.7	(11.6)	15.7
NET (LOSS) INCOME	$(57.6)	$37.3	$(73.0)	$50.6
Average Number of Shares of Common Stock Outstanding
Basic	153.6	126.8	140.6	127.2
Diluted	153.6	129.1	140.6	129.9
(Loss) Earnings Per Common Share
Basic	$(0.38)	$0.29	$(0.52)	$0.40
Diluted	$(0.38)	$0.29	$(0.52)	$0.39

SUPPLEMENTAL INFORMATION - Quarter-to-date
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	June 28,	June 29,
(U.S. Dollars presented in millions, except per share amounts and percentages)	2026	2025
1. Reconciliation of Net (Loss) Income to EBITDA to ADJUSTED EBITDA
Net (loss) income (GAAP)	$(57.6)	$37.3
Interest expense	20.8	18.9
Income tax expense	9.1	11.7
Depreciation and amortization expense	34.4	24.2
EBITDA (Non-GAAP Measure)	$6.7	$92.1
[1] Restructuring charges	9.2	6.6
[2] Restructuring-related charges	5.6	4.9
[3] Acquisition-related costs	38.4	1.9
[5] Recognition of pension settlement adjustment	—	(0.1)
[6] Purchase accounting cost of products sold	2.6	—
Adjusted EBITDA (Non-GAAP Measure)	$62.5	$105.4

2. Reconciliation of Net (Loss) Income to Adjusted Net Income
Net (loss) income (GAAP)	$(57.6)	$37.3
[1] Restructuring charges	9.2	6.6
[2] Restructuring-related charges	5.6	4.9
[3] Acquisition-related costs	38.4	1.9
[5] Recognition of pension settlement adjustment	—	(0.1)
[6] Purchase accounting cost of products sold	2.6	—
[7] Amortization of intangible assets	7.4	6.4
[8] Change in effective tax rate	15.8	—
[9] Income tax impact of adjustments	(13.8)	(4.9)
Adjusted Net Income (Non-GAAP Measure)	$7.6	$52.1

3. (Loss) Earnings per Share Summary
Diluted (Loss) Earnings Per Share (GAAP)	$(0.38)	$0.29
Impact of adjustments	$0.43	$0.11
Adjusted Diluted Earnings Per Share (Non-GAAP Measure)	$0.05	$0.40

Weighted average diluted shares outstanding	153.6	129.1

4. Profit Margins
Net Sales (GAAP)	$815.2	$730.9
Net (Loss) Income Margin percentage (GAAP)	(7.1)%	5.1%
Adjusted Net Income Margin percentage (Non-GAAP Measure)	0.9%	7.1%
Adjusted EBITDA Margin percentage (Non-GAAP Measure)	7.7%	14.4%

SUPPLEMENTAL INFORMATION
(Unaudited)

	26 Weeks Ended	26 Weeks Ended
	June 28,	June 29,
(U.S. Dollars presented in millions, except per share amounts and percentages)	2026	2025
1. Reconciliation of Net (Loss) Income to EBITDA to Adjusted EBITDA
Net (Loss) Income (GAAP)	$(73.0)	$50.6
Interest expense	39.2	38.3
Income tax (benefit) expense	(11.6)	15.7
Depreciation and amortization expense	57.1	47.0
EBITDA (Non-GAAP Measure)	$11.7	$151.6
[1] Restructuring charges	22.0	11.3
[2] Restructuring-related charges	10.7	5.9
[3] Acquisition-related costs	44.0	3.5
[4] Insurance recoveries	(0.5)	—
[5] Recognition of pension settlement charge	—	0.2
[6] Purchase accounting cost of products sold	2.6	—
Adjusted EBITDA (Non-GAAP Measure)	$90.5	$172.5

2. Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income
Net (Loss) Income (GAAP)	$(73.0)	$50.6
[1] Restructuring charges	22.0	11.3
[2] Restructuring-related charges	10.7	5.9
[3] Acquisition-related costs	44.0	3.5
[4] Insurance recoveries	(0.5)	—
[5] Recognition of pension settlement charge	—	0.2
[6] Purchase accounting cost of products sold	2.6	—
[7] Amortization of intangible assets	13.8	12.8
[9] Income tax impact of adjustments	(19.8)	(8.4)
Adjusted Net (Loss) Income (Non-GAAP Measure)	$(0.2)	$75.9

3. (Loss) Earnings per Share Summary
Diluted (Loss) Earnings Per Share (GAAP)	$(0.52)	$0.39
Impact of adjustments	$0.52	$0.19
Adjusted Diluted (Loss) Earnings Per Share (Non-GAAP Measure)	$—	$0.58

Weighted average diluted shares outstanding	140.6	129.9

4. Profit Margins
Net Sales (GAAP)	$1,433.2	$1,391.2
Net (Loss) Income margin percentage (GAAP)	(5.1)%	3.6%
Adjusted Net (Loss) Income margin percentage (Non-GAAP Measure)	—%	5.5%
Adjusted EBITDA margin percentage (Non-GAAP Measure)	6.3%	12.4%

TICK LEGEND:

[1] Restructuring charges are nonrecurring costs incurred to implement significant cost reduction initiatives and may consist of workforce reduction costs, facility closure costs, cessation of operations and other costs to maintain certain facilities where operations have ceased, but which we are still responsible for. The restructuring charges for all periods presented primarily include costs related to workforce reductions, lease abandonment and asset disposals for facilities that have been closed, but not yet sold. During the thirteen weeks ended March 29, 2026, the Company implemented a voluntary and involuntary separation program to reduce overall headcount, primarily in our corporate functions. As a result of the workforce reduction, the Company recorded $8.1 million of one-time termination benefits during the thirteen weeks ended March 29, 2026.

[2] Restructuring-related charges are expenses directly related to restructuring initiatives that do not represent normal, recurring expenses necessary to operate the business, but cannot be reported as restructuring under GAAP. The restructuring-related charges for all periods presented primarily include losses on disposal of inventories from exiting product lines, losses on the sale of facilities closed as a result of restructuring actions and costs resulting from the redeployment of equipment within the manufacturing footprint.

[3] Acquisition-related costs are transaction and integration costs, including legal, accounting and other professional fees, severance, stock-based compensation and other integration related costs. These charges are primarily recorded within selling, general and administrative expenses within the Condensed Consolidated Statements of Income. Acquisition-related costs are significantly impacted by the timing and complexity of the underlying acquisition related activities and are not indicative of the Company’s ongoing operating performance. The acquisition-related costs incurred in the thirteen and twenty-six weeks ended June 28, 2026 are primarily associated with the acquisition of American Woodmark, which closed on May 28, 2026. Costs for both periods are comprised primarily of severance costs, including accelerated share-based compensation, and professional fees. The acquisition-related costs incurred in the thirteen and twenty-six weeks ended June 29, 2025 are associated with the acquisition of Supreme Cabinetry Brands, Inc., which was announced in the second quarter of fiscal 2024 and closed early in the third quarter of fiscal 2024. Costs for both periods are comprised primarily of professional fees.

Certain of the acquisition-related costs incurred are deemed non-deductible for U.S. tax purposes. The tax impact of these non-deductible acquisition-related costs was $2.0 million and $3.4 million for the thirteen and twenty-six weeks ended June 28, 2026, respectively. For the thirteen and twenty-six weeks ended June 29, 2025, all acquisition-related costs were deductible. These items are not deemed indicative of ongoing operations and have been excluded from the income tax impact of adjustments for the relevant periods.

[4] Recoveries related to insurance claims are excluded as they are not deemed indicative of future operations. The amount recognized in the twenty-six weeks ended June 28, 2026 related to recoveries of costs from insurable events that occurred within the manufacturing footprint in 2025.

[5] We exclude the impact of actuarial gains and losses related to our U.S. defined benefit pension plan as they are not deemed indicative of future operations. In 2024, the Company made the decision to terminate our defined benefit pension plan. During the twenty-six weeks ended June 29, 2025, the Company recognized a settlement charge of $0.2 million related to the final valuation of the pension plan.

[6] Purchase accounting cost of products sold relates to the fair market value adjustment required under GAAP for inventory obtained in the acquisition of American Woodmark, $2.6 million of which was sold in the second quarter subsequent to the transaction close on May 28, 2026.

[7] We add back amortization of intangible assets in calculating adjusted net income and adjusted diluted EPS for all periods presented. Non-cash amortization expenses are not indicative of the Company’s ongoing operations.

[8] Change in effective tax rate represents catch-up tax expense recorded in the quarter to reflect a change in the estimated annual effective tax rate and is not indicative of future operating results. The Company determines its interim tax provision using an estimated annual effective tax rate methodology. In the second quarter, an updated full-year pretax income forecast resulted in a significant change to the estimated annual effective tax rate compared with the first quarter, which drove the catch-up tax expense recorded in the quarter. As a result of this adjustment, the sum of quarterly non-GAAP net income reported does not equal the year-to-date non-GAAP net income reported herein.

[9] In calculating adjusted net income, the tax effects of each of the adjustments described in Items [1] through [7] above have been reflected using an estimated annual effective income tax rate of 25.0 percent, which includes the impact of recurring permanent differences and state income taxes, but excludes discrete items. Discrete income tax items are adjusted in the period they are identified and may include, but are not limited to, changes in uncertain tax positions, return-to-provision adjustments, the tax effects of certain stock-based compensation, and changes in valuation allowances on deferred tax assets. Management believes this approach provides investors with a clearer understanding of the income tax provision and the estimated annual effective income tax rate applicable to the Company’s ongoing operations.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 28,	June 29,
(U.S. Dollars presented in millions)	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$241.6	$120.1
Accounts receivable, net	247.2	218.8
Inventories	435.6	277.0
Other current assets	137.3	73.8
TOTAL CURRENT ASSETS	1,061.7	689.7
Property, plant and equipment, net	832.6	478.4
Operating lease right-of-use assets, net	282.6	67.7
Goodwill	1,318.5	1,127.6
Other intangible assets, net	888.6	560.5
Other assets	95.6	33.5
TOTAL ASSETS	$4,479.6	$2,957.4
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$249.5	$176.7
Current portion of long-term debt	18.8	—
Current operating lease liabilities	56.3	19.3
Other current liabilities	279.1	172.6
TOTAL CURRENT LIABILITIES	603.7	368.6
Long-term debt	1,371.5	998.7
Deferred income taxes	270.9	154.7
Operating lease liabilities	243.2	56.9
Other non-current liabilities	21.6	17.5
TOTAL LIABILITIES	2,510.9	1,596.4
Stockholders' equity	1,968.7	1,361.0
TOTAL EQUITY	1,968.7	1,361.0
TOTAL LIABILITIES AND EQUITY	$4,479.6	$2,957.4

Reconciliation of Net Debt to Adjusted EBITDA
Current portion of long-term debt	$18.8	$—
Long-term debt	$1,371.5	$998.7
Less: Cash and cash equivalents	(241.6)	(120.1)
Net Debt	$1,148.7	$878.6
Adjusted EBITDA for Prior Fiscal Year	298.2	363.6
Less: Prior Period Adjusted EBITDA	(172.5)	(184.5)
Plus: Current Period Adjusted EBITDA	90.5	172.5
Adjusted EBITDA (trailing twelve months)	$216.2	$351.6
Less: American Woodmark Adjusted EBITDA post-acquisition contribution	(4.3)	—
Legacy MasterBrand Adjusted EBITDA (trailing twelve months)	$211.9	$—
Add: American Woodmark Adjusted EBITDA (trailing twelve months)	$82.6	$—
Combined Adjusted EBITDA (trailing twelve months)	$294.5	$—
Combined Net Debt to Adjusted EBITDA	3.9x	2.5x

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	26 Weeks Ended	26 Weeks Ended
	June 28,	June 29,
(U.S. Dollars presented in millions)	2026	2025
OPERATING ACTIVITIES
Net (loss) income	$(73.0)	$50.6
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	57.1	47.0
Restructuring charges, net of cash payments	8.1	5.0
Amortization of finance fees	1.5	1.4
Stock-based compensation	17.0	10.8
Recognition of pension settlement charge	—	0.2
Changes in operating assets and liabilities:
Accounts receivable	(6.3)	(26.9)
Inventories	7.5	0.2
Other current assets	2.6	0.1
Accounts payable	3.4	(5.5)
Accrued expenses and other current liabilities	(8.1)	(23.2)
Other items	(4.0)	(6.3)
NET CASH PROVIDED BY OPERATING ACTIVITIES	5.8	53.4
INVESTING ACTIVITIES
Capital expenditures	(23.4)	(27.9)
Proceeds from the disposition of assets	0.3	3.6
Acquisition of business, net of cash acquired	(330.3)	—
NET CASH USED IN INVESTING ACTIVITIES	(353.4)	(24.3)
FINANCING ACTIVITIES
Proceeds from revolving credit facility borrowings	150.0	115.0
Issuance of Term Loan A	375.0	—
Repayment of revolving credit facility borrowings	(110.0)	(125.0)
Payment of financing fees	(1.0)	—
Repurchase of common stock	—	(18.1)
Payments of employee taxes withheld from share-based awards	(7.8)	(4.6)
Other items	(1.6)	(1.3)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	404.6	(34.0)
Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	0.7	4.0
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	$57.7	$(0.9)
Cash, cash equivalents, and restricted cash at beginning of period	$183.9	$121.6
Cash, cash equivalents, and restricted cash at end of period	$241.6	$120.7

Cash and cash equivalents	$241.6	$120.1
Restricted cash included in other assets	—	0.6
Total cash, cash equivalents and restricted cash	$241.6	$120.7

Reconciliation of Free Cash Flow
Net cash provided by operating activities	$5.8	$53.4
Less: Capital expenditures	(23.4)	(27.9)
Free cash flow	$(17.6)	$25.5